Exhibit 99.1

TII NETWORK TECHNOLOGIES ACQUIRES
FIBER OPTICS COMPANY

Edgewood, Long Island, NY - March 14, 2011 - Tii Network Technologies, Inc.  (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today announced it has acquired 100% of the stock of Frederick Fiber Optics (F2O).

The purchase price consists of an initial cash payment made from cash on hand and incentive payments based on the achievement of certain performance objectives over the next two years.  The purchase price was not disclosed.

F2O manufactures a wide variety of high performance fiber optic cable assemblies, wall and rack mounted fiber distribution panels, and miscellaneous fiber accessories and services.  Headquartered in Frederick Maryland, F2O is a profitable, fast growing company with sales in excess of $2 million. The acquisition is expected to be accretive to earnings in the third quarter.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “This acquisition accelerates our penetration into the broader fiber optic market while leveraging our current sales channels and resources.  Our fiber product sales have been growing quickly, and we believe this acquisition is an ideal platform around which to consolidate our various fiber product initiatives.”

Alex Feezer, founder and CEO of F2O will become Vice President of the new Tii Fiber Optics Division.  Mr. Feezer stated that “With Tii’s capital resources, sales channels and technical capabilities, I believe that the combination of the two companies will result in a very dynamic competitor in this marketplace.  I am very excited about joining the Tii team and my new role in the execution of our fiber optic growth strategy.”

Mr. Paladino went on to say, “We believe that F2O’s products and Alex’s proven leadership capabilities and industry knowledge, combined with our aggressive product development strategy, will result in increased sales from a much broader fiber optics product line that will make a significant contribution to our growth.  Please see many of these new products on our new website that we have launched today - tiinettech.com”.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

Relating to the Acquisition:
•	our ability to integrate the acquired business, including its products and sales force, into our business;
•	our ability to execute our plans to expand sales of both our existing and newly acquired fiber optic products;
•	our ability to penetrate the markets for the acquired products with our products and our existing markets with the acquired products; and
•	our ability to operate separate facilities efficiently.
Relating to our existing business:
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customers and our ability to win new contracts;
•	dependence on third parties for certain product development;
•
dependence for products and product components from Pacific Rim and Mexican contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan and Mexican Peso;

•
weather and similar conditions, including the effect of typhoons or hurricanes on our assembly facilities in the Pacific Rim and Mexico which can disrupt production, the effect of hurricanes in the United States which can increase the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:
Kenneth A. Paladino, CEO
Tii Network Technologies, Inc.
(631) 789-5000